UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 26, 2010
Jefferies Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14947	95-4719745

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Madison Ave., New York, New York		10022

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 212-284-2550

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
We committed to invest an aggregate of $85 million in Jefferies Capital Partners V L.P. and its related parallel funds (collectively, “Fund V”). Fund V is a private equity fund managed by a team led by Brian P. Friedman, one of our directors and Chairman of the Executive Committee. The first closing of Fund V occurred on August 9, 2010. In anticipation of the first closing, we entered into a Subscription Agreement dated as of July 26, 2010 and agreed to commit $75 million in Jefferies SBI USA Fund L.P., a parallel fund to Jefferies Capital Partners V L.P. In addition, we entered into a Subscription Agreement dated as of August 12, 2010 and agreed to commit $10 million in Jefferies Capital Partners V L.P. Copies of the subscription agreements are attached as exhibits and incorporated herein by reference.
As previously reported on Form 8-K, on July 18, 2005, we entered into a Share and Membership Interest Purchase Agreement with Mr. Friedman and entities associated with Mr. Friedman. Pursuant to the Share and Membership Interest Purchase Agreement, we were given the right to make investments in future private equity funds overseen by Mr. Friedman. As a result of our commitment to Fund V, we will receive rights to economic interests in the management and incentive fees of Fund V as contemplated by the Share and Membership Interest Purchase Agreement.

Item 9.01.	Financial Statements and Exhibits
     The following exhibits are filed with this report:

Number	Exhibit
10.1	Subscription Agreement for Jefferies SBI USA Fund L.P. dated as of July 26, 2010.
10.2	Subscription Agreement for Jefferies Capital Partners V L.P. dated as of August 12, 2010.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jefferies Group, Inc.
Date: August 12, 2010	/s/ Roland T. Kelly
Roland T. Kelly
Assistant Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Subscription Agreement for Jefferies SBI USA Fund L.P. dated as of July 26, 2010.
10.2	Subscription Agreement for Jefferies Capital Partners V L.P. dated as of August 12, 2010.